Exhibit 10.1

EIGHTH AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EIGHTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amended Agreement”) made and entered into on this 13th day of May, 2019 (the “Effective Date”), between CapStar Financial Holdings, a Tennessee corporation established to be a bank holding company, headquartered in Nashville, Davidson County, Tennessee, (the “Company” or “CapStar”) and Claire W. Tucker, hereinafter referred to as “Executive.”

W I T N E S S E T H

WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer and previously was employed by CapStar Bank (the “Bank”) since its organization in 2007; and

WHEREAS, Executive, the Company, and the Bank previously entered into a Seventh Amended and Restated Employment Agreement on or about April 26, 2018, as amended on or about December 28, 2018, (collectively the “Prior Agreement”) regarding the rendering of services through May 31, 2019; and

WHEREAS, the Company desires to amend and restate the Prior Agreement in order to continue Executive’s employment with the Company in the capacities set forth in this Amended Agreement; and

WHEREAS, Executive wishes to continue to serve in the employ of the Company for the period and upon the terms and conditions provided for in this Amended Agreement.

NOW, THEREFORE, for the reasons set forth above and in consideration for the mutual promises and agreements set forth herein, CapStar and Executive agree as follows:

1.    Amendment of Prior Agreement. CapStar and Executive hereby amend and restate the Prior Agreement in its entirety and hereby substitute this Amended Agreement for the Prior Agreement.

2.    Employment. Subject to continued approval of the Tennessee Department of Financial Institutions and other bank regulatory agencies having jurisdiction over the operations of CapStar, CapStar hereby agrees that effective on the Effective Date, Executive will continue to be employed by Company as its Chief Executive Officer pursuant to the terms of this Amended Agreement until July 31, 2019, and as its Founding President and CEO Emerita between July 31, 2019 and May 31, 2021. Between May 31, 2019 and May 31, 2020, Executive agrees to devote her best and reasonable full-time efforts to help the Company and the Bank retain high performing key employees and important customers with whom Executive has personal relationships, and to represent CapStar in the community and on certain industry and other boards in order to maintain her goodwill and support for CapStar, and to otherwise assist the Chief Executive Officer and perform such other related activities and duties as the board of directors of Company (the “Board”) may, from time to time, reasonably determine and assign to Executive. Between June 1, 2020 and May 31, 2021, Executive will be expected to devote only 40% of her available time, or the equivalent of two working days per week, towards the duties to CapStar described in the preceding sentence.

Because she will no longer be Chief Executive Officer, Executive resigns her membership on the Board effective July 31, 2019 and the Board of Directors of the Bank effective immediately.

3.    Compensation. During the term of Executive’s employment hereunder:

(a) Salary. For the services provided for herein, CapStar shall pay to Executive, and Executive shall accept from CapStar, a base salary (Executive’s “Base Salary”) of: (1) between May 31, 2019 and May 31, 2020, Five Hundred Twenty-Five Thousand and No/100 Dollars ($525,000.00), per annum; (2) between June 1, 2020 and May 31, 2021, Two Hundred Thousand and No/100 Dollars ($200,000.00), per annum. Executive’s Base Salary shall be paid monthly and subject to any and all withholdings and deductions required by law.

(b) Bonus. Executive will remain eligible for an annual bonus for calendar year 2019 of up to 50% of Executive’s Base Salary, subject to the terms and conditions set forth by the Board at its sole discretion or pursuant to any bonus plan that may be adopted. Executive will not be eligible to receive an annual bonus for any services performed after December 31, 2019.

(c) Long Term Incentive Plan. Executive will also continue to participate in CapStar’s Long Term Incentive Plan through December 31, 2019 and to be eligible to receive a target award of 40% of Executive’s Base Salary, subject to the terms and conditions set forth in the Long Term Incentive Plan. Executive will not be eligible to participate in the Long Term Incentive Plan for any services performed after December 31, 2019.

(d) Benefits. CapStar will continue to provide to Executive, consistent with the terms and conditions of the respective plans, and pay the cost of, such employee benefits as are provided to Executive Officers of CapStar generally under benefit plans adopted by CapStar from time to time and as have been previously provided to Executive (CapStar’s “Employee Benefit Plans”), except that any coverage exclusion based on hours worked or full-time or part-time status shall not apply to Executive during the Term. These Employee Benefit Plans may include vacation days, sick days or other types of paid or unpaid leave, insurance programs, pension plans, profit sharing plans, bonus plans, stock option plans, restricted stock plans or other stock-based incentive plans, and other employee benefit plans. Provision of such benefit plans by CapStar is within the sole discretion of CapStar, and any such benefit plans may be amended, modified or discontinued at any time by CapStar. It is the intention of the foregoing that Executive continue to receive active employee medical and other health and welfare coverage, including group life insurance coverage, through the Employee Benefit Plans up and until the end of the Term, after which she would be eligible to elect COBRA continuation coverage, pursuant to applicable law.

(e) Reimbursements. Upon timely and well-documented requests by Executive submitted within one month from the payment of such expenses by Executive, CapStar will reimburse Executive for Executive’s costs and expenses incurred in connection with the performance of Executive’s duties or otherwise for the benefit of CapStar, specifically including any business expenses incurred with the prior approval of the Board. Such reimbursements shall be made in accordance with the policies established by Company from time to time, recognizing that CapStar may have different reimbursement policies for executive officers, and likewise may have different reimbursement policies for Executive as President and Chief Executive Officer. Such reimbursements may be approved by CapStar on a one-time basis for a particular expenditure, or on an ongoing basis, such as club memberships, automobile expense reimbursements, etc., but such ongoing approvals shall be subject to change from time to time. Notwithstanding the foregoing, CapStar specifically approves the continued reimbursement of Executive for the following previously approved items through May 31, 2021: a) the annual premium for the Genworth $500,000 supplemental life insurance; and (b) the annual capital charge and monthly dues for Golf Club of Tennessee.

(f) Vesting of Stock Awards. Any stock awards granted to Executive that have not fully vested before May 31, 2021 in accordance with such awards or the plan documents governing such awards, will vest as of May 31, 2021, provided that Executive has not been terminated for Cause or resigned without Good Reason prior to that date.

(g) Executive shall have an office at a location to be determined with shared secretarial support for the term of her employment hereunder.

4.    Term of Employment; Renewal. The term of Executive’s employment pursuant to this Amended Agreement (the “Term”) shall commence on May 31, 2019 and shall end on May 31, 2021.

5.    Termination of Employment.

(a)    Termination By CapStar. Notwithstanding any of the foregoing provisions in this Amended Agreement, CapStar, by action of the Board, may terminate the employment of Executive hereunder without notice at any time for Cause or without Cause. For purposes of this Agreement, “Cause” includes, but is not limited to: (i) any material breach of the terms of this Agreement which negatively impacts CapStar; (ii) personal dishonesty, fraud, disloyalty, or theft; (iii) disclosure of CapStar’s confidential information except in the course of performing his duties while employed by CapStar; (iv) willful illegal or disruptive conduct which impairs the reputation, goodwill or business position of CapStar; (v) willful failure to cooperate fully with a bona fide internal investigation or an investigation of Bank by regulatory or law enforcement authorities whether or not related to your employment with Bank (an “Investigation”), after being instructed by the Board to cooperate or Executive’s willful destruction of or knowing and intentional failure to preserve documents of other material known by Executive to be relevant to any Investigation; (vi) breach of fiduciary duty involving personal profit; (vii) any order or request for removal of Executive by any regulatory authority having jurisdiction over CapStar; (viii) or Executive’s disability, as defined in any disability insurance policy with benefits payable to Executive, or if there is no such disability insurance policy, then as defined in CapStar’s established policy applicable to executive officers (“Disability”). Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a duly constituted meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the reasons therefor. The Executive shall have the right to appear and defend Executive at any meeting of the Board at which such a resolution is considered.

(b)    For Cause/Without Good Reason. In the event of a termination by Company for Cause, or a resignation by Executive without Good Reason, the Executive shall be entitled to receive only the compensation that is earned and accrued as of the date of termination but no other monies or benefits except that: (A) in the case of Executive’s Disability, if no Disability Plan or Disability Insurance Policy is in place, Executive shall receive fifty per cent (50%) of her base pay for a period not to exceed twenty four (24) weeks; (B) Executive shall be entitled to receive any extended benefits provided to all employees of CapStar, or required by law, such as COBRA health insurance coverage, etc.; (C) Executive shall be entitled to reimbursement for all expenses accrued in accordance with the provisions set forth herein; (D) any continuing benefits under any retirement plan, disability insurance policy, or life insurance policy payable by virtue of the retirement, death or disability of Executive having occurred prior to such termination of employment; and (E) Executive shall receive all benefits and reimbursements accrued and payable to Executive at the time of termination of her employment hereunder, including any stock or payments to which Executive is entitled under and subject to the terms of all incentive plans in which Executive participates (including and subject to the terms of each and any individual grant or award agreement), including stock option plans, restricted stock plans, performance share plans, and any other stock-based or cash-based incentive plans and the individual grant or award agreements under such plans (collectively referred to as the “Accrued Obligations”).

(c)    Without Cause/With Good Reason. In the event that: (A) CapStar terminates Executive’s employment hereunder without Cause; or (B) Executive resigns her employment within sixty days of learning that CapStar has engaged in conduct that constitutes Good Reason, then in addition to her receipt of the Accrued Obligations: (i) Executive shall continue to receive her Base Salary, payable as before such termination, through May 31, 2021; (ii) subject to Section 13 hereof, Executive shall continue to receive such health care insurance as is being provided to the Executive pursuant to CapStar’s Employee benefit plans through the remainder of the Term; (iii) any stock awards granted to Executive that have not fully vested as of the date of such termination in accordance with such awards or the plan documents governing such awards, will vest upon termination (collectively Executive’s “Severance Pay”).

Upon termination of Executive’s employment hereunder for any reason (other than by Company for Cause), whether voluntarily by Executive or by termination by CapStar without Cause, Executive shall continue to be bound by the terms of the confidentiality agreement contained in Section 7 hereof, the covenant not to compete contained in Section 8 hereof, and the non-solicitation provisions contained in Sections 9 and 10 hereof. In the event Executive’s employment hereunder is terminated by CapStar for Cause, Executive shall not be bound by the covenant not to compete in Section 8 hereof.

6.    Compliance with Section 409A.

(a)     Executive shall not have any right to make any election regarding the time or form of any payment due under this Agreement.

(b) A payment of any amount or benefit hereunder that is (i) subject to Code Section 409A, and (ii) to be made because of a termination of employment shall not be made unless such termination is also a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “resignation” or like terms shall mean “separation from service” within the meaning of Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s “separation from service” Executive is a “specified employee” (within the meaning of Code Section 409A), then to the extent that any amount to which Executive is entitled in connection with her separation from service is subject to Code Section 409A, payments of such amounts to which Executive would otherwise be entitled during the six month period following the separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of Executive’s death. This paragraph shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under section 409A or any regulations or Treasury guidance promulgated thereunder.

(c)    Notwithstanding any provision of this Agreement or any other arrangement to the contrary, to the extent that any payment to Executive under the terms of this Agreement or any other arrangement would constitute an impermissible acceleration or deferral of payments under Code Section 409A of the or any regulations or Treasury guidance promulgated thereunder, or under the terms of any applicable plan, program, arrangement or policy of CapStar, such payments shall be made no earlier or later than at such times allowed under Code Section 409A or the terms of such plan, program, arrangement or policy.

(d) Any payments provided in this Agreement or any other arrangement subject to Code Section 409A as an installment of payments or benefits, is intended to constitute a separately identified “payment” for purposes of Treas. Reg. § 1.409A-2(b)(2)(i).

7.    Confidentiality. Executive shall not, at any time or in any manner, during or after the Term, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner, whatsoever, any material information concerning any matters affecting or relating to the business of CapStar, except in the course of performing her duties while employed by CapStar. This includes, without limitation, the name of its clients, customers or suppliers, the terms and conditions of any contract to which CapStar is a party or any other information concerning the business of CapStar, its manner or operations or its plans for the future without regard to whether all of the foregoing matters will be deemed confidential, material or important. Executive further agrees that she shall continue to be bound by the provisions of this paragraph following any termination of Executive’s employment pursuant to this Amended Agreement.

8.    Covenant Not to Compete. During the Term and for the period of two (2) years thereafter, or upon termination of Executive’s employment hereunder for any reason (other than by CapStar for Cause), whether voluntarily by Executive or by termination by CapStar without Cause, and whether before or after a Change in Control, and for a period of two (2) years thereafter, Executive agrees that Executive will not be employed by, consult with, or directly or indirectly own, become interested in, or become involved in any manner whatsoever in any business (including any bank or other financial institution in organization) which is or will be similar to or competitive with any aspect of the business of CapStar which operates a bank branch or other business location in Davidson or Williamson Counties, Tennessee, or in any other county in Tennessee or any other state in which CapStar operates a bank branch or other business location, determined as of the date of termination of Executive’s employment with CapStar. Executive agrees that should a court find the geographical scope of this covenant unreasonably broad, such court should nevertheless enforce this covenant to the extent that it deems reasonable. Executive specifically acknowledges and agrees that the foregoing restriction on competition with CapStar will not prevent Executive from obtaining gainful employment following termination of employment with CapStar and is a reasonable restriction upon Executive’s ability to compete with

CapStar and to secure such gainful employment. In the event Executive’s employment hereunder is terminated by CapStar for Cause, Executive shall not be bound by the covenant not to compete in this Section 8.

9.    Non-Solicitation Covenant. Executive agrees that for a period of two (2) years following the termination of her employment with CapStar, she will not contact or solicit, directly or indirectly, any customer or account that was a customer or account of CapStar within twelve (12) months prior to the termination of Executive’s employment with CapStar. Executive further agrees that for a period of two (2) years following the termination of her employment with CapStar, she will not contact or solicit, directly or indirectly, any employee or person who was an employee of CapStar within twelve (12) months prior to the termination of Executive’s employment with CapStar. The parties agree that these covenants are intended to prohibit Executive from engaging in such proscribed activities as an owner, partner, director, officer, executive, consultant, stockholder, agent, salesperson, or in any other capacity for any person, partnership, firm, corporation or other entity (including any financial institution in organization) unless she receives the express written consent of the Board. Executive specifically acknowledges and agrees that the foregoing restriction on competition with CapStar will not prevent Executive from obtaining gainful employment following termination of her employment with CapStar and is a reasonable restriction upon Executive’s ability to compete with CapStar and to secure such gainful employment.

10.    No Enticement of Officers. Executive shall not, directly or indirectly, entice or induce, or attempt to entice or induce any Officer of CapStar to leave such employment during the term of this Agreement or within two (2) years thereafter.

11.    Certain Definitions. Whenever used in this Agreement and not otherwise defined herein, the following terms shall have the meanings set forth below:

(a) “Change in Control” means a transaction or circumstance in which any of the following have occurred, provided that the board of directors of CapStar (the “Company Board”) shall have determined that any such transaction or circumstance has resulted in a Change in Control, as defined in this paragraph, which determination shall be made in a manner consistent with Treas. Reg. § 1. 409A-3(i)(5):

(i)

the date that any person, or persons acting as a group, as described in Treas. Reg. § 1.409A-3(i)(5) (a “Person”), other than a trustee or other fiduciary holding securities under an employee benefit plan of CapStar or a corporation controlling CapStar or owned directly or indirectly by the shareholders of CapStar in substantially the same proportions as their ownership of stock of CapStar, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of securities of the CapStar representing more than 40% of the total voting power represented by CapStar’s then outstanding voting securities (as defined below);

(ii)

the merger, acquisition or consolidation of CapStar with any corporation pursuant to which the other corporation immediately after such merger, acquisition or consolidation owns more than 50% of the voting securities (defined as any securities which vote generally in the election of its directors) of CapStar outstanding immediately prior thereto or more than 50% of CapStar’s total fair market value immediately prior thereto; or

(iii)

the date that a majority of the members of the Company Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company Board before the date of the appointment or election.

(b) “Code” means the Internal Revenue Code of 1986, as the same may be from time to time amended.

(c) “Good Reason” means any of the following:

(i)	Executive’s then current base salary is reduced;

(ii)	Executive’s work or reporting responsibilities are materially diminished, or

(iii)	Executive is relocated to a work location more than thirty (30) miles from the Executive’s then current work location.

(d) “Protection Period” means the period commencing on the date that a Change in Control occurs, and ending on the last day of the twelfth (12th) calendar month following the calendar month during which such Change in Control occurred. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the date of termination with respect to Executive’s employment by CapStar occurs prior to the date on which the Change in Control occurs, unless it is reasonably demonstrated by CapStar that such termination of employment (i) was not at the request of a third party who has taken steps reasonably calculated to effect the Change in Control and (ii) did not otherwise arise in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the “Protection Period” shall be deemed to have commenced on the date immediately preceding the date of termination of Executive.

(e) “Qualifying Termination” means:

(i) an involuntary termination of Executive’s employment by CapStar (or any successor to CapStar after the Change in Control) for reasons other than Cause (and other than on account of Executive’s Disability); or

(ii) a voluntary termination of employment by Executive for Good Reason.

12.    COBRA Health Insurance Coverage. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be interpreted to require CapStar to extend COBRA health insurance coverage benefits to Executive in violation of applicable law. In the event that, following termination of Executive’s employment with CapStar, Executive shall be entitled to receive extended insurance benefits pursuant to the terms of this Agreement, Executive shall be required to elect COBRA health insurance coverage and, thereafter, CapStar shall provide such coverage to Executive through a COBRA subsidy; provided, however, that at such time as CapStar is no longer permitted to extend COBRA health insurance coverage benefits to Executive under applicable law, CapStar shall provide a cash payment to Executive in lieu of such subsidy (with each cash payment being equal to the amount of the last COBRA subsidy provided to Executive prior to Executive’s termination pursuant to the terms hereof), and Executive shall elect and obtain her own health insurance coverage.

13.    Remedies. Executive acknowledges and agrees that the breach or threatened breach of any of the provisions of Sections 7, 8, 9, or 10 of this Agreement will cause irreparable harm to CapStar which cannot be adequately compensated by the payment of damages. Accordingly, Executive covenants and agrees that CapStar, in addition to any other rights or remedies which CapStar may have, will be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Executive from breaching or threatening to breach any of the provisions of this Amended Agreement, without the requirement that CapStar post bond or other surety. Such right to obtain injunctive relief may be exercised at the option of CapStar in addition to, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies which CapStar may have as a result of any such breach or threatened breach.

14.    Entire Agreement. CapStar and Executive agree that this Amended Agreement contains the complete agreement concerning the employment arrangement, written or oral, between them and that this Amended Agreement supersedes all prior negotiations, practices and/or agreements. Neither party has made any representations that are not contained herein on which either party has relied in entering into this Amended Agreement.

15.    Assignment. It is agreed that CapStar shall have the right to assign this Amended Agreement to any purchaser of the business of or substantially all of the assets of CapStar. This is a personal services contract, and may not be assigned by Executive.

16.    Modification. This Amended Agreement shall not be modified or amended except by a writing duly executed by both parties. No waiver of any provision of this Amended Agreement shall be effective unless the waiver is in writing and duly executed by both parties.

17.    Waiver of Breach. The waiver by a party of the breach of any provision of this Amended Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same of any other provision hereof by that party.

18.    Severability. The provisions of this Amended Agreement shall be severable, and the invalidity of any provisions or portion thereof shall not affect the validity of the other provisions.

19.    Choice of Law. This Amended Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

20.    Notice. Any notice required or authorized hereunder shall be deemed delivered when delivered to Executive or to an executive officer of CapStar, or when deposited, postage prepaid, in the United States mail certified, with return receipt requested, addressed to the parties as follows:

Executive:	Claire W. Tucker
801 Kathridge Ct.
Brentwood, TN 37027

with a copy (which copy shall not constitute notice) to:

Michael D. Sontag
Bass, Berry & Sims
150 Third Avenue South, Suite 2800
Nashville, TN 37201

Robert Horton
Bass, Berry & Sims
150 Third Avenue South, Suite 2800
Nashville, TN 37201

CapStar:	CapStar Financial Holdings, Inc.
201 4th Ave. North, Suite 950
Nashville, TN 37219
Attn: Secretary

with a copy (which copy shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP
Attn: Chase Cole
511 Union Street, Suite 2700
Nashville, TN 37219

21.    Survival. The provisions of Sections 7, 8, 9, 10, 13 and 17 of this Amended Agreement shall survive any termination of this Amended Agreement.

22.     Withholding. CapStar shall be entitled to withhold from amounts payable to Executive hereunder such amounts as may be required by applicable law.

[Execution Page follows]

EXECUTION PAGE

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and date first written above.

CAPSTAR:		EXECUTIVE:

CapStar Financial Holdings, Inc.
/s/ Claire W. Tucker
Claire W. Tucker
By:	/s/ Dennis C. Bottorff
Dennis C. Bottorff, Chairman of the Board